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                                  [LETTERHEAD]

                                  COAST BANCORP
                               HOLDING COMPANY FOR
                              COAST COMMERCIAL BANK
                             ANNOUNCES CASH DIVIDEND


Santa Cruz, California, April 23, 1997 -- Coast Bancorp (NASDAQ : CTBP), holding company of Coast Commercial Bank in Santa Cruz County, today announced that a $0.115 (eleven and a half cent) dividend will be paid to shareholders of record as of May 8, 1997. The payable date of the dividend is May 28, 1997.

Coast Bancorp posted record earnings for the first quarter ended March 31, 1997. Net income for the first quarter of 1997 was $1,166,000 or $0.52 earnings per share, a 14% increase over the same period in 1996 of $1,1019,000 or $0.45 per share.

Coast Commercial Bank was recently recognized as one of only two banks in California to be named a "Super Premier Performer" by Findley Reports for the last eight consecutive years based upon 1996 operating results.

Coast Bancorp is the holding company for Coast Commercial Bank, the only locally owned bank with headquarters in Santa Cruz County. The company's common stock is traded on the NASDAQ National Market under the symbol : CTBP. Coast Commercial Bank operates branches located in Watsonville, Aptos, Santa Cruz and Scotts Valley.
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Editorial Contact:                                April 23, 1997
Mary Anne Carson
Assistant Vice President
tel. (408) 458-4501 ext. 2012
fax (408) 458-0460

740 FRONT STREET
SUITE 240
SANTA CRUZ, CA 95060

408.458.4500
FAX 458.0460